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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 16, 2006 in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-142273) and related Prospectus of TransDigm Group Incorporated for the registration of 11,500,000 shares of its common stock and to the incorporation by reference therein of our report dated November 16, 2006, with respect to the consolidated financial statements and schedule of TransDigm Group Incorporated, included in its Annual Report (Form 10-K) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
May 11, 2007

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Consent of Independent Registered Public Accounting Firm